Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of AT&T Inc. (AT&T) for the registration of debt securities, preferred stock, common stock and depository shares and to the incorporation by reference therein of our reports dated February 15, 2007, with respect to the consolidated financial statements of AT&T, AT&T management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006. We also consent to the incorporation by reference therein of our report dated February 23, 2007 with respect to the financial statement schedules of AT&T for the years ended December 31, 2006, 2005 and 2004 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

By: /s/ ERNST & YOUNG LLP

San Antonio, Texas

May 22, 2007